Exhibits


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                                  Exhibit 4.19

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          DATED....................16 January..........................2003








                                  EBOOKERS PLC

                                      - and

                                  TANI DHAMIJA
















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                                SERVICE AGREEMENT

          -------------------------------------------------------------



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DATED..............16 January...............2003



PARTIES:

1. BOOKERS PLC, (registered no: 3818962) whose registered office is at 25 Farringdon Street, London, EC4A 4AB.

2. TANI DHAMIJA of 85 Carlisle Mansions, Carlisle Place, London SWlP 1HZ ("the Executive").


OPERATIVE PROVISIONS:

1.   INTERPRETATION

1.1 The headings and marginal headings to the clauses are for convenience only and have no legal effect.

1.2 Any reference in this Agreement to any Act or delegated legislation includes any statutory modification or re-enactment of it or the provision referred to.

1.3  In this Agreement:

"Associated Company"                        means any company in which the
                                            Company or any company in the Group
                                            is the holder of not less than 50
                                            percent of the equity share capital
                                            or to which the Company or any
                                            company in the Group renders
                                            substantial managerial
                                            administrative or technical
                                            services;

"the Board"                                 means the Board of Directors of the
                                            Company and includes any committee
                                            of the Board duly appointed by it;

"the Business"                              means the business of selling travel
                                            (which includes, without limitation
                                            air, sea or surface travel, car
                                            hire, cruises, package holidays,
                                            insurance and cargo) on the Internet
                                            and new media;

"the Employment"                            means the employment governed by
                                            this Agreement;

"Holding Company"                           has the same meaning as in Section
                                            736 and 736A of the Companies Act
                                            1985 as amended by the Companies Act
                                            1989;
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"Group Company"                             means any Holding Company of the
                                            Company and any Subsidiary Company
                                            or Associated Companies of the
                                            Company from time to time;

"the Group"                                 means the Company and any Holding
                                            Company of the Company and any
                                            Subsidiary Company or Associated
                                            Companies of the Company from time
                                            to time;

"the Rules"                                 means US Federal securities law or
                                            rules and regulations of any
                                            automatic quotation system or stock
                                            exchange on which the shares of the
                                            Company are quoted or listed
                                            including the rules of the London
                                            Stock Exchange Limited;

"Subsidiary Company"                        has the same meaning as in Section
                                            736 and 736A of the Companies Act
                                            1985 as amended by the Companies Act
                                            1989;

"the Termination Date"                      the date of termination of the
                                            Employment.


2.   APPOINTMENT AND DURATION

     2.1 With effect from the Commencement Date the Company appoints the Executive and the Executive agrees to act as an Executive Director. The Executive accepts that the Company may at its discretion require her to perform other duties or tasks not within the scope of her normal duties but of equivalent status.

     2.2 The date of commencement of the Employment is 1st August 2001 ("the ,> Commencement Date").

     2.3 The date of commencement of the Executive's continuous employment with the Company is September 1980.

     2.4 Subject to Clause 14 hereto the Company shall employ the Executive and the Executive shall serve the Company as from the Commencement Date unless and until determined by either party giving to the other on or at any time after the Commencement Date not less than 6 months' written notice of termination.

     2.5 The Executive warrants that by virtue of entering into this Agreement or any other agreements or arrangements made or to be made between the Company or any Group Company and her, the Executive will not be in breach of any express or implied terms of any contract with or of any other obligation to any third party binding upon her.

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3.   DUTIES OF THE EXECUTIVE

     3.1  The Executive shall at all times during the period of this Agreement:


          3.1.1 devote substantially so much of her time attention and ability as is reasonably required to the Employment;

          3.1.2 faithfully and diligently perform those duties and exercise such powers consistent with them which are from time to time assigned to or vested in her;

          3.1.3  obey all lawful and reasonable directions of the Board;

          3.1.4 use her reasonable endeavours to promote the interests of the Company its Group, Associated or Subsidiary Companies;

          3.1.5 keep the Board promptly and fully informed (in writing if so requested) of her conduct of the business or affairs of the Company and the Group, Associated and Subsidiary Companies and provide such explanations as the Board may require;

          3.1.6 not at any time knowingly make any untrue or misleading statement relating to the Company or a Group, Associated or Subsidiary Company.


4.   PLACE OF WORK AND RESIDENCE

     The Executive shall perform her duties hereunder at the offices of the Company and/or such other places of business of the Company or of any Group Company as the Company reasonably requires whether inside or outside the United Kingdom.

5.   HOURS OF WORK

     5.1 The normal hours of work of the Company are 40 hours per week (Monday to Friday) from 9.00 am to 6.00pm inclusive of one hour for lunch daily and the Executive shall work such additional hours as are necessary for the proper performance of her duties without additional remuneration.

     5.2 The Executive agrees that the provisions of the Working Time Regulations 1998 shall not apply to the Employment hereunder unless and until the Executive terminates such agreement by providing three months' prior written notice to the Company.

6.   PAY

     6.1 During the Employment the Company shall pay to the Executive a salary at the rate of (pound)220,000 per year which shall accrue from day to day and be payable by equal ! monthly instalments in arrears on the last working day of each calendar month or on the first working day thereafter. The salary shall be deemed to include any fees receivable by the Executive as a Director of the Company, or of any other company or unincorporated body in which she holds office as nominee or representative of the Company, if any.

     6.2 The Executive's salary shall be reviewed by the Remuneration Committee annually and the rate of remuneration may be increased by the Remuneration Committee with effect from that date by such amount if any as it shall think fit.

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7.   BONUS

     The Executive shall be entitled to receive a bonus payable quarterly in arrears, based on the achievement of corporate and personal objectives for the year in accordance with the guidelines determined by the Remuneration Committee from time to time. The bonus achievable shall equal at least 40% of the Executive's salary (i.e., 10% payable in respect of each quarter).

8.   PENSION

     The Company does not operate a Company Pension Scheme and there is no contracting-out certificate in force in respect of the Employment.

9.   INSURANCE BENEFITS

9.1 The Executive shall be entitled to participate at the Company's expense in the company's private medical expenses insurance scheme (if any), subject always to the rules of such scheme in force from time to time details of which are available from the Company.

9.2 The Company shall pay all premium and do all other things necessary to provide directors' and officers' insurance in relation to the Employment and to the Executive's directorships.

10.  EXPENSES

     The Company shall reimburse to the Executive all travel expenses (for the avoidance of doubt the Executive shall travel in first, business or club class travel, as appropriate), premier hotel, entertainment and other expenses reasonably incurred by her in the proper performance of her duties subject to the Executive complying with such guidelines and regulations issued by the Company from time to time in this respect and to the production to the Company of such vouchers or other evidence of actual payment of the expenses as the Company may reasonably require.

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11.  HOLIDAY

     11.1 The Company operates a holiday scheme, which runs from 1 January - 31 December. The Executive is entitled to 30 days annual holiday each year in addition to the normal statutory Bank Holidays. Holiday entitlement will accrue from day to day.

     11.2 On the termination of the Employment for whatever reason, the Executive shall either be entitled to pay in lieu of any outstanding holiday entitlement or be required to repay to the Company any salary received for holiday taken in excess of her proportionate entitlement.

12.  SHARE OPTIONS

     The Executive will be eligible to join any and all executive share option schemes operated by the Company, subject to and in accordance with the rules of those schemes.

13.  INCAPACITY

     13.1 If the Executive shall be prevented by illness (including mental disorder) injury or other incapacity from properly performing her duties hereunder she shall report this fact forthwith to the designated Company representative and if the Executive is so prevented for seven or more consecutive days she shall provide a medical practitioner's statement on the eighth day and weekly thereafter so that the whole period of incapacity is certified by such statements. Immediately following her return to work after a period of absence due to incapacity the Executive shall complete a self-certification form available from the Company detailing the reason for her absence.

     13.2 If the Executive shall be absent from her duties hereunder due to illness (including mental disorder) accident or other incapacity duly certified in accordance with the provisions of sub-clause 13.1 hereof, she shall be paid (subject to any entitlement she may have to benefit under the Company's permanent health insurance scheme referred to in clause 9.1 above) her full remuneration hereunder (including bonus and commission, if any) for up to 270 days' absence whether or not consecutive in any period of 12 consecutive months and thereafter such remuneration, if any, as the Board shall determine from time to time provided that such remuneration shall be inclusive of any Statutory Sick Pay to which the Executive is entitled and any Social Security Sickness Benefit or any other benefits recoverable by the Executive (whether or not recovered) may be deducted therefrom.

     13.3 If the illness, accident or other incapacity of the Executive shall be or appear to be occasioned by actionable negligence of a third party in respect of which damages are or may be recoverable, the Executive shall immediately notify the Company of that fact and of any claim, compromise, settlement or judgment made or awarded in connection with it and shall give to the Company all particulars the Company may reasonably require and shall if required by the Company refund to the Company that part of any damages recovered relating to loss of earnings for the period of incapacity as the Company may reasonably require provided that the amount to be refunded shall not exceed the amount of damages or compensation recovered by her less any costs borne by the Executive in connection with the recovery of such damages or compensation and shall not exceed the total remuneration paid to her by way of salary in respect of the period of absence.

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     13.4  For Statutory Sick Pay purposes the Executive's qualifying days shall be her normal working days.

     13.5 At any time during the period of her appointment, the Executive shall at the request and expense of the Company permit herself to be examined by a registered medical practitioner to be selected by the Company and shall authorise such medical practitioner to disclose to and discuss with the Company's medical adviser the results of such examination and any matters which arise from it in order that the Company's medical adviser can notify the Company of any matters which, in his opinion, might hinder or prevent the Executive (if during a period of incapacity) from returning to work for any period or (in other circumstances) from properly performing any duties of her appointment at any time.

14.      TERMINATION OF AGREEMENT

         14.1     Automatic termination

This Agreement shall automatically terminate:

         14.1.1   On the Executive reaching the age of 65; or

         14.1.2 If the Executive becomes prohibited by law from being a director; or

         14.1.3   If she resigns her office of director; or

         14.1.4 If the office of director of the Company held by the Executive is vacated pursuant to the Company's Articles of Association save if the vacation shall be caused by illness (including mental disorder or injury).

         14.2     Suspension

         In order to investigate a complaint of misconduct against the Executive the Company is entitled to suspend the Executive on full pay and benefits for up to 5 working days to carry out a proper investigation and hold a disciplinary hearing.

14.3     Immediate Dismissal

The Company may by notice terminate this Agreement with immediate effect if the
Executive:
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         14.3.1   commits any act of gross misconduct or repeats or continues
                  (after written warning) any other material breach of her obligations under this Agreement; or

         14.3.2 is guilty of any conduct which in the reasonable opinion of the Board brings her, the Company or any Group Company into serious disrepute; or

         14.3.3 is convicted of any criminal offence punishable with 6 months' or more imprisonment (excluding an offence under road traffic legislation in the United Kingdom or elsewhere for which she is not sentenced to any term of imprisonment whether immediate or suspended); or

          14.3.4 commits any act of gross dishonesty whether relating to the Company, any Group Company, any of its or their Executives or otherwise; or

         14.3.5 becomes bankrupt or makes any arrangement or composition with her creditors generally: or

         14.3.6 is wholly incapable of performing her duties under this Agreement.

14.4     Dismissal on Short Notice

The Company may terminate this Agreement as follows:

         14.4.1 without prejudice to clause 13.2 by not less than 6 months prior written notice given at any time while the Executive is incapacitated by ill-health or accident from performing her duties under this Agreement and has been so incapacitated for a period or periods aggregating six calendar months in the preceding 12 months, provided that the Company shall withdraw any such notice if during the currency of the notice the Executive returns to full time duties under this Agreement and provides a medical practitioner's certificate satisfactory to the Board to the effect that she has fully recovered her health and that no recurrence of her illness or incapacity can reasonably be anticipated.

14.4.2 By not less than one month's prior notice if the Executive has been offered but has refused to agree to the transfer of this Agreement by way of novation to a person, firm or company which has acquired or agreed to acquire the whole or substantially the whole of any undertaking (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended) in which she is employed to any extent.

14.5     Pay in Lieu

On serving notice for any reason to terminate this Agreement or at any time thereafter during the currency of such notice the Company shall be entitled in its sole discretion to pay to the Executive her salary (at the rate then payable under clause 6 hereof) and benefits for the unexpired portion of the Employment or entitlement notice as may be the case. Any such payment in lieu of notice payable in the United Kingdom shall as appropriate in accordance with Clause 6.1 have PA YE income tax and Class 1 National Insurance Contributions deducted at source. The provisions of this clause shall be effective when the Company serves notice and specifically states in that notice that in giving such notice the provisions of this clause shall apply.

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14.6     Garden Leave

If the Company requires the Executive to continue to carry out her duties under this agreement after notice has been given by the Company, by the Executive or in circumstances where the Executive fails to give notice, the Company will not, for a maximum period of 3 months for any outstanding period of notice be obliged to provide the Executive with work or to assign her any duties and at the Company's discretion it will require her to comply with such reasonable conditions that it will specify in relation to her attending at, or remaining away, from the Company's offices. If required to stay away from the Company's offices, the Executive will remain an Executive will remain an Executive of the Company and receive her full salary and benefits. During such period the Executive will remain bound by her obligations to the Company and therefore she must not in any way, whether directly or indirectly act in breach of the restrictions contained in Clause 21 hereof in order to compete with the Company or any Group, Associated or Subsidiary Company.

14.7     Miscellaneous

On the termination of this Agreement for whatever reason, the Executive shall at the request of the Company resign (without prejudice to any claims which the Executive may have against any company arising out of this Agreement or the termination thereof from all and any offices which she may hold as a Director of the Company and from all other appointments or offices which she may hold as nominee or representative of the Company and if she should fail to do so within seven days the Company is hereby irrevocably authorised to appoint some person in her name to act as her attorney and on her behalf to sign any documents or do any things necessary or requisite to effect such resignations) and/or transfer(s).

15.      DEALINGS IN SECURITIES

In accordance with the Rules (a copy of which is held, buy the Company and is available for inspection) the Executive undertakes that:

15.1     She will observe and comply at all times with the Rules.

15.2 She will not deal in any securities of the Company (namely shares or debentures (whether or not secured) or warrants or options to subscribe for any shares or debentures) unless prior notice of such proposed dealings has been given to the Company and prior clearance has been received by the Executive;

15.3 During the periods of two months immediately preceding the announcements of the Company's annual results and during the period of one month immediately preceding the announcements of the Company's half-yearly and quarterly results together with dividends and distributions to be paid or passed she will not purchase any such securities of the Company nor will she sell any such securities unless the circumstances are exceptional and the prior consent of the Board has been obtained;

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15.4     She will use her best endeavours to avoid any dealings by her spouse or on behalf of any infant child and any other dealings in which for the purposes of the Companies Act 1985 she is or is to be treated as interested at a time when she herself is not free to deal on the basis that the Rules are to be regarded as equally applicable to any dealings by her spouse or on behalf of any child and any other dealings in which for the purposes of the Companies Act 1985 she is or is to be treated as interested.

16.      COPYRIGHT, INVENTIONS AND PATENTS

16.1 This clause is subject to the provisions of the Patents Act 1977 and the Copyright Design and Patents Act 1988.

16.2 The Executive acknowledges that she is under a special obligation to further the interests of the Company pursuant to section 39(1 )(b) Patents Act 1977.

16.3 The Executive must immediately give to the Company full details of any invention or other intellectual property which she makes or discovers, or participates in making or discovering, which relates to the business of the Company or could be used in it.

16.4 Any intellectual property referred to in Clause 16.3 is to belong to the Company.

16.5     At the Company's request and expense, the Executive must:

         16.5.1 supply all information, data, drawings and assistance necessary to help the Company use the intellectual property to its best advantage; and

         16.5.2 do everything necessary and desirable (including executing documents) to obtain patent or other protection for the intellectual property in those parts of the world specified by the Company and to transfer these rights to the Company or to whomsoever the Company directs.

16.6 The copyright in all records and documents made by the Executive in the course of her employment shall belong to the Company.

17.    COMPUTER SOFTWARE AND HARDWARE

17.1 The Company is a licensee and not the owner of some software and the Executive is required to comply with the terms of the relevant licences (copies of which are available to the Executive on request). Failure to do so or failure to comply with any provision of this clause will constitute serious misconduct on the Executive's part.

17.2     The Executive must not:

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         (i)      copy, reproduce, reverse compile, adapt or modify any software owned, leased or licensed by or to the Company or any Group Company (unless she is expressly authorised to do so by the Company in writing); or

         (ii) remove any software or data from the Company's premises (unless she is expressly authorised to do so by the Company); or

         (iii) used on the Company's computer equipment any software other than that which is owned or licensed to the Company and approved by the Company as suitable for such use.

17.3 The Executive shall not use the Company's computer equipment or software unless it is in the course of and for the purpose of the Employment under this Agreement.

17.4 The Executive shall not use or access any information or data stored on the Company's computer equipment or any software owned, leased or licensed to the Company or any Group Company if such use or access is not in the course of and for the purpose of the Employment or if such use or access would breach her duty of confidence to the Company.

18.      CONFIDENTIALITY

18.1 The Executive shall not, at any time during the Employment (except so far as is necessary and proper in the course of the Employment) or at any time after the Termination Date divulge or make known to anyone or use for the benefit of herself or for the benefit of any other person, firm or company any of the secrets of the Company or any Group Company or any information of a confidential nature relating to any of the following (whether past, present or in the process of being compiled or made) and this shall be a non-exhaustive list:

         (i) the Company's customers including (without limitation) names and addresses of customers, prices paid by such customers to the Company and such other terms of dealing with the Company;

         (ii) the Company's software and computer equipment to include data specifications, codes, designs, nowhow, and their operation;

         (iii) the Company's consultants including (without limitation) names and addresses of consultants and their terms of dealing with the Company;

         (iv) the Company's suppliers including (without limitation) names and addresses of suppliers, prices paid by the Company to such suppliers for material and any other terms of dealing with the Company;

         (v) The Company's current negotiations with customers, suppliers and manufacturers;

         (vi)     the Company's proposed businesses;

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         (vii)    information as to the requirements of the Company's customers;

         (viii) any information relating to the financial status, profitability margins, customer profiles, manner of handling orders, stock analysis or similar information;

           (ix) any information relating to proposals, future projects or joint ventures of the Company and any Group companies,

         provided that any restriction referred to above shall cease to apply to information which comes into the public domain after the date hereof other than by reason of the Executive's breach of this clause or any other duty of confidentiality.

18.2 It is a fundamental term of her employment that the Executive will treat all information as strictly confidential at all times, both during and after termination of the Employment and will not disclose or divulge the same or any part thereof to any person under any circumstances. The Executive acknowledges that breach of this term will cause the Company irreparable harm, that damages may prove an inadequate remedy and that a Court may therefore grant injunctive relief against her. The Executive further acknowledges that any breach of this term will constitute grounds for immediate dismissal.

19.      RETURN OF PROPERTY

19.1 All plans, designs, specifications, price lists of customers and correspondence papers, memoranda, notes, records and all copies of the foregoing (including such as may be contained in magnetic media or other forms of computer storage), video tapes, charge and credit cards which may come in the possession of the Executive or under her control and which relate in any way to the performance of her services hereunder or to the business of the Company or any Group Company (including business methods, know-how or marketing strategy or the identity or requirements or terms of dealing with its supplies or customers), shall at all times, be, and remain, the property of the Company or the relevant Group Company and its subsidiaries and the Executive shall not use the same or cause or permit any party whatsoever to use the same except for the benefit of the Company.

19.2 The Executive shall upon the termination of the Employment or at any time prior thereto at the request of the Company immediately deliver up to the Company all property referred to in clause 19.1 which may have come into her possession or under her control and shall not retain any copies.

19.3 Upon termination of the Employment howsoever arising any right the Executive has to use credit, bankers cheque or any other similar cards or documents or mobile phones on behalf of the Company shall automatically terminate. Such cards, mobile phones or documents shall be returned to the Company and the Executive shall reimburse the Company on demand for any loss it may suffer because of unauthorised use.

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20.      RECONSTRUCTION OR AMALGAMATION

         If the employment of the Executive under this Agreement is terminated by reason of the liquidation of the Company for the purpose of reconstruction or amalgamation and the Executive is offered employment with any concern or undertaking resulting from the reconstruction or amalgamation on terms and conditions not less favourable than the terms of this Agreement, then the Executive shall have no claim against the Company in respect of the termination of her employment under this Agreement.

21.      RESTRICTIONS AFTER END OF EMPLOYMENT

         In this clause:

         (i) "Restricted Business" means the Business of the Company and such other businesses of the Company and/or any Group Company at the time of termination of the Executive's employment with which she was involved to a material extent during the period of 12 months ending on the Termination Date;

         (ii) "Restricted Customer" means any firm, company or other person who, during the period of 12 months ending on the Termination Date was a customer of or in the habit of dealing with the Company or any Group Company and with whom the Executive had material dealings in the course of the Employment;

         (iii) "Restricted Period" means 6 months from the Termination Date provided that, if following the giving of notice by either party to terminate the Executive's employment, the Executive is required to remain at home on full salary and benefits but without being provided with work, the period of time as stated herein shall be reduced by the time that the Executive spends at home on full salary and benefits without being provided with work as detailed in clause 15.6;

         (iv) "Restricted Supplier" means any firm, company or other person who, during the period of 12 months ending on the Termination Date was a supplier of goods or services or in the habit of dealing with the Company or any Group Company including, without prejudice to the generality of the foregoing, airlines, travel agencies and tour operators, computing and computing component providers, product manufacturers, computer programmers, consultants, bankers and financial institutions with whom the Executive had material dealings in the course of the Employment; and

         (v) "Restricted Executive" means any person who, at the Termination Date was employed by the Company or any Group Company and with whom the Executive had material dealings, who could materially damage the interests of the Company or any Group Company if she became employed in any business concern in competition with any Restricted Business.
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21.1     The Executive shall not, for the Restricted Period, be engaged in or concerned in any business which is in competition with any Restricted Business. This shall not restrict her from being engaged or concerned in any business after the expiry of her notice period hereunder insofar as her duties or work shall relate solely to services or activities of a kind with which she was not concerned to a material extent during the period of 12 months ending in the Termination Date.

21.2 The Executive shall not, for the Restricted Period, solicit or endeavour to entice away from the Company or any Group Company the business or customer of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business.

21.3 The Executive shall not, for the Restricted Period, provide goods or services to or otherwise have any business dealings with any Restricted Customer in the course of any business concern which is in competition with any Restricted Business.

21.4 The Executive shall not, for the Restricted Period, interfere or seek to interfere with the dealings of the Company and/or any Group Company with any Restricted Customer or the terms relating to the dealings of the Company and/or any Group Company with any Restricted Customer.

21.5 The Executive shall not, for the Restricted Period, obtain goods or services from or otherwise have any business dealings with any Restricted Supplier in the course of any business concern which is in competition with any Restricted Business.

21.6 The Executive shall not, for the Restricted Period, interfere with the continuance of supply by or the terms relating to the dealings of the Company and/or any Group Company with any Restricted Supplier.

21.7 The Executive shall not, for the Restricted Period, in the course of any business concern which is in competition with any Restricted Business offer employment to or otherwise endeavour to entice away from the Company or any Group Company any Restricted Executive.

21.8 All prohibitions upon the Executive in this Clause 21 shall include acts of any company or business in which she is directly or indirectly engaged concerned or interested and shall also include acts done by her alone or jointly whether on her or any such companies' or business' account or for any other person, firm or company and whether as principal, controlling shareholder, partner, executive, agent, consultant, adviser or otherwise directly or indirectly.

21.9 The Executive hereby agrees and declares that if anyone or more or any part of the covenants contained in this clause shall be rendered or judged invalid or unenforceable by a Court of competent jurisdiction then such covenant, covenants or part of a covenant shall be deemed to be severed from this Agreement and such invalidity or enforceability shall not affect the validity or enforceability of the remaining covenants, covenants. or part of a covenant contained in this clause notwithstanding the fact that it appears in the same clause, sub-clause or sentence as any other covenant or is imposed by the introduction of a word or phrase conjunctively with or disjunctively from or alternatively to other words or phrases and the Executive hereby acknowledges that the above restrictive covenants are fair and reasonable in the circumstances for the protection of the goodwill of and/or the business of the Company.

22.      NON-REPRESENTATION

         The Executive covenants with the Company that she will not at any time after the Termination Date either personally or by her agent directly or indirectly represent herself as being in any way connected with or interested in the Business of the Company.

23.      GENERAL

         23.1     Redress of grievance

                  If the Executive has any questions or grievances relating to her employment she may seek redress orally or in writing from the Board.

         23.2     Disciplinary Procedure

                  Any issue of a disciplinary nature in connection with the Executive's employment will be referred to and considered by the Board whose decision in relation to such issue will be final.

         23.3     Proper Law

                  The validity construction and performance of this Agreement shall be governed by English law.

         23.4     Acceptance of Jurisdiction

                  All disputes. claims or proceedings between the parties relating to the valid construction or performance of this Agreement shall be subject to the non-exclusive jurisdiction of the High Court of Justice in England and Wales ("the High Court") to which the parties irrevocably submit.

23.5     Notices

         Any notice to be given by a party under this Agreement must be in writing in the English language and must be given by delivery at or sending first class post or other faster postal service, or facsimile transmission or other means of telecommunication in permanent written form (provided the addressee has her own facilities for receiving such transmissions) to the last known postal address or relevant telecommunications number of the other party. Where notice is given by sending in a prescribed manner it shall be deemed to have been received when in the ordinary course of the means of transmission it would be received by the addressee. To prove the giving of a notice it shall be sufficient to show it was despatched. A notice shall have effect from the sooner of its actual or deemed receipt by the addressee.

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IN WITNESS whereof the Executive and the Company have executed this document as a Deed the day and year first before written.

SIGNED AND DELIVERED AS A DEED

by the Executive

Tani Dhamija                    /s/__Tani Dhamija_______

In the presence of:

Jennifer Ang
One Silk Street
London
EC2Y 8HQ


EXECUTED AND DELIVERED AS A DEED

By the Company


Nigel Addison Smith             /s/__Nigel Addison Smith_______

In the presence of:

Jennifer Ang
One Silk Street
London
EC2Y 8HQ